Exhibit 4.2
INDIA RSU AGREEMENT
NUANCE COMMUNICATIONS, INC.
STAND-ALONE
RESTRICTED STOCK UNIT AGREEMENT

(A)	Name of Grantee:

(B)	Credit Date:

(C)	Number of Units:

(D)	Effective Date:

     THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is effective as of the date set forth in Item D above (the “Effective Date”) between Nuance Communications, Inc., a Delaware corporation (the “Company”) and the person named in Item A above (“Grantee”).
     THE PARTIES AGREE AS FOLLOWS:
1.	Restricted Stock Units. Pursuant to terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a number of restricted stock units set forth in Item C above (the “Restricted Stock Units”).
2.	Company’s Obligation to Pay; Purchase Price. Each Restricted Stock represents the right to receive a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 4, the Grantee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any Restricted Stock Units, each Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.	Definitions.
(a)	“Administrator” means the Board or any committee of the Board that has been designated by the Board to administer this Agreement.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means (i) a material breach of the Employee Proprietary Information, Inventions, and Non-Competition Agreement (or any similar agreement) between the Grantee and the Company (or any direct or indirect Subsidiary of the Company), (ii) conviction of or entry of a plea of guilty or nolo contendere to a felony, (iii) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to the Company (or any direct or indirect Subsidiary of the Company), (iv) willful act of personal dishonesty, fraud or misrepresentation, taken by the Grantee in connection with the Grantee’s responsibilities as an Employee, that causes, or is likely to cause, harm to

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the Company (or any direct or indirect Subsidiary of the Company); (v) willful and continued failure of the Grantee to substantially perform his or her principal duties and/or obligations of employment (except by reason of Disability) after (A) the Grantee has received a written demand for performance which specifically sets forth the factual basis for the Company’s belief that the Grantee has not substantially performed his or her principal duties and/or obligations of employment and (B) the Grantee has been given at least 15 days to cure such deficiencies; or (vi) intentional and material damage to the Company’s property or the property of any direct or indirect Subsidiary of the Company.
(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Common Stock” means the Common Stock of the Company.

(f)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity

(g)	“Director” means a member of the Board or a member of the Board of Directors of any Parent or Subsidiary to render services to such entity.

(h)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code and the Grantee has become entitled to receive benefits under the Company’s short and/or long-term disability policies, as they may be in effect from time to time, as a result of such permanent disability.

(i)	“Employee” means an employee of the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary of the Company, or any successor.

(j)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(k)	“Service Provider” means an Employee, Director or Consultant.

(l)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 8 below.

(m)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
4.	Vesting. The Restricted Stock Units will vest in accordance with the terms and conditions set forth in Exhibit A attached hereto. Notwithstanding the vesting terms and conditions set forth in Exhibit A, in the event the Company (or the

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Subsidiary employing the Grantee, as applicable) terminates the Grantee’s employment with the Company (or the Subsidiary employing the Grantee, as applicable) without Cause, 100% of the then unvested Restricted Stock Units will immediately vest, including any Restricted Stock Units that otherwise are to vest upon the achievement of performance objectives.
5.	Forfeiture upon Termination as Service Provider. Except as set forth in Section 4, if the Grantee ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Grantee will have no further rights to acquire Shares with respect thereto.
6.	Payment After Vesting. Subject to Section 10, any Restricted Stock Units that vest in accordance with Section 4 will be paid to the Grantee in whole Shares at the time or times set forth in Section 2.
7.	Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee.
8.   Adjustment Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number and class of Shares that may be delivered under this award of Restricted Stock Units shall be adjusted in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement for any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), spin-off, increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or other change in the corporate structure of the Company affecting the Shares occurs; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to this award.

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(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify Grantee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously vested, this award of Restricted Stock Units will terminate immediately prior to the consummation of such proposed action.

(c)	Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, this award of Restricted Stock Units to the extent it remains outstanding at such time shall be assumed or an equivalent right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for this award of Restricted Stock Units, the Grantee will fully vest in this award of Restricted Stock Units and the Shares issuable thereunder will be issued, even if the Restricted Stock Units would not otherwise be vested and all vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
9.	Tax Advice. The Company has made no warranties or representations to the Grantee with respect to the income tax consequences of the transactions contemplated by the Agreement pursuant to which the Restricted Stock Units have been issued and the Shares issuable thereunder and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee acknowledges that the Grantee has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the Restricted Stock Units or the ownership, purchase, or disposition of the Shares issuable thereunder. The Grantee assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Restricted Stock Units and the Shares issuable thereunder.
10. Withholding of Taxes.
(a)	Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Grantee, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Grantee with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such Shares so issuable (the “Withholding Taxes”). The Grantee acknowledges that the ultimate liability for all Withholding Taxes legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Grantee’s actual employer (the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in

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connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the settlement of the Restricted Stock Units in Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Withholding Taxes.
(b)	To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable Shares upon vesting of Restricted Stock Units, according to the vesting schedule, or upon settlement of this award in Shares, if applicable, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional Shares to satisfy any portion of the Withholding Taxes. If the Administrator determines that the withholding of whole Shares results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in Shares as described above, prior to the issuance of Shares upon vesting or settlement of Restricted Stock Units, Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by Participant from Participant’s wages or other cash compensation payable to Participant by the Company or the Employer or from any equivalent cash payment received upon vesting or settlement of the Restricted Stock Units.
11.	Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting the award of Restricted Stock Units, the Grantee acknowledges that:
(a)	the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(b)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(c)	Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and Restricted Stock Units are outside the scope of the Grantee’s employment contract, if any;

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(d)	Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(e)	neither the award of Restricted Stock Units nor any provision of this Agreement or the policies adopted pursuant to this Agreement confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company or any Subsidiary of the Company, Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

(f)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(g)	if the Grantee receives Shares, the value of such Shares acquired upon settlement of Restricted Stock Units may increase or decrease in value;

(h)	no claim or entitlement to compensation or damages arises from termination of Restricted Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Restricted Stock Units or Shares received upon settlement of Restricted Stock Units resulting from termination of the Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(i)	except as set forth in Section 4, in the event of involuntary termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Grantee’s right to receive Shares pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law; the Administrator shall have the

INDIA RSU AGREEMENT
exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the award of Restricted Stock Units.
12.	Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that the Grantee may not assign any of the Grantee’s rights under this Agreement.
13.	Damages. Grantee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of the Restricted Stock Units or Shares issuable hereunder which are not in conformity with the provisions of this Agreement.
14.	Modifications to the Agreement. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.
15.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts excluding those laws that direct the application of the laws of another jurisdiction.
16.	Notices. All notices and other communications under this Agreement shall be in writing. Unless and until the Grantee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:
Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Attention: HR Director
Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for the Grantee and related to this Agreement, if not delivered by hand, shall be mailed to Grantee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to the Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.
17.	Arbitration. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Essex County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 17 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary

INDIA RSU AGREEMENT
relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 16 shall be valid and sufficient.
18.	No Rights to Restricted Stock Units, Shares, Options or Employment. Other than with respect to the Restricted Stock Units, neither the Grantee nor any other person shall have any claim or right to be issued Shares or granted an option to acquire Shares under this Agreement. Having received the Restricted Stock Units shall not give the Grantee any right to receive any other grant of options or other equity under any Company plan or otherwise. The Grantee acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of the Grantee’s continuation as a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Grantee’s right or the right of the Company (or the Subsidiary employing or retaining the Grantee) to terminate the Grantee’s status as a Service Provider at any time, with or without cause.
19.	Entire Agreement. Company and Grantee agree that this Agreement (including its attached Exhibits) is the complete and exclusive statement between Company and the Grantee regarding its subject matter and supersedes all prior proposals, communications, and agreements of the parties, whether oral or written, regarding the grant Restricted Stock Units and the Shares issuable thereunder to Grantee.
20.	Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Grantee, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
21.	Data Privacy Notice and Consent. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s award of Restricted Stock Units.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the

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Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the this award (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of this award of Restricted Stock Units, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s award, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of the Restricted Stock Units may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s award of Restricted Stock Units. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to enjoy the benefits of this award. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
22.	Exchange Control Notification. The Grantee hereby agrees to comply with the Indian Foreign Exchange Management Act and conditions from the Reserve Bank of India (“RBI”), including:
(a) Repatriating the proceeds from any dividends or the sale of Shares to India within a reasonable time of receipt; and
(b) Providing evidence of repatriation of funds (e.g., a certificate of foreign remittance) to the Company, the Employer or the RBI upon request.
23.	Administrator Authority. The Administrator will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested

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persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.
24.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
25.	Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NUANCE COMMUNICATIONS, INC.
By:
Paul A. Ricci

     The Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

Grantee — [NAME]

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EXHIBIT A
VESTING TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS